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                                                                    Exhibit 21.1

               SUBSIDIARIES OF MRS. FIELDS' ORIGINAL COOKIES, INC.

The subsidiaries of Mrs. Fields' Original Cookies, Inc. and their respective state or jurisdiction of incorporation or organization are as follows:

The Mrs. Fields' Brand, Inc.           Delaware

Great American Cookie Company, Inc.    Delaware

Pretzelmaker, Inc.                     Utah

Pretzelmaker Canada, Inc.              Ontario

Pretzel Time, Inc.                     Utah

Mrs. Fields Cookies (Canada) Ltd.      Ontario

Mrs. Fields Cookies Australia, Inc.    Utah

H&M of Canada, Inc.                    Ontario

U-VEST Company, LLC                    Utah

LV-H&M, LLC                            Nevada

Fairfield Foods, Inc.                  New Jersey

Airport Cookies, Inc.                  Ohio

Each of these subsidiaries does business under its respective corporate name.